Exhibit 14.1

Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (this “Code”) applies to all of the directors, officers and employees of Visa Inc. and its subsidiaries and affiliates (the “Company”) and covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide the way we conduct our business. All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your manager how to handle the situation. In addition, the Company maintains more detailed policies and procedures for many of the topics covered by this Code. Directors, officers and employees of the Company are responsible for knowing and abiding by these more detailed policies and procedures, which are contained on the Company’s internal website.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 17 of this Code.

1. Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is a fundamental obligation we must respect in all of our activities. All officers and employees must obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of all these laws, it is important to know enough to determine when to seek advice from managers or other appropriate personnel.

From time to time, the Company will hold information and training sessions to promote compliance with laws, rules and regulations.

2. Conflicts of Interest

Directors, officers, and employees have an obligation to avoid conflicts, and the appearance of conflicts, between their own interests and their responsibilities to the Company or its clients. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A conflict situation may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. The Corporation is prohibited under the Sarbanes-Oxley Act of 2002 from extending or arranging credit in the form of a personal loan to directors and executive officers, subject to certain limited exceptions.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager or the Company’s Legal Department or consult the procedures described in Section 17 of this Code.

3. Insider Trading

In the United States and many other countries, securities laws prohibit certain purchases or sales of the Company’s securities by persons who are aware of material information about the Company that is not generally known by or available to the public. These laws also prohibit persons who are aware of such material, nonpublic information from disclosing this information to others who may trade. The Company and its directors, officers and other supervisory personnel may also be subject to liability if they fail to take reasonable steps to prevent insider trading by the Company’s personnel.

4. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for personal gain, and no employee may compete with the Company directly or indirectly.

5. Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No business gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee, family member of a director, officer or employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is objectively not excessive in value, (4) cannot be construed as a bribe, a payoff, or as otherwise intended to inappropriately influence a business decision, and (5) does not violate any laws or regulations. Please discuss with your manager any business entertainment or gifts which you are not certain are appropriate.

6. Antitrust and Competition Laws

The Company is committed to competing lawfully, ethically and fairly in the marketplace based on the merits of our products and services. We believe in fair competition and we make no attempt to restrain or limit trade. In the United States and many other countries, the Company is subject to antitrust laws and regulations designed to preserve free and open competition and prevent anticompetitive conducts. While the Company competes aggressively and creatively based on the merits of our products and services, the Company is fully committed to doing so in accordance with these laws at all times.

Many situations create the potential for unlawful anticompetitive conduct, or the appearance of impropriety, and should be avoided. These include:

•	Discussions with competitors about pricing or pricing policy, costs, marketing or strategic plans, or proprietary or confidential information;

•

Informal discussions or contacts with competitors, on competitively sensitive topics such as prices pricing policies, costs and marketing strategies in any setting including at meetings of trade and professional associations;

•	Agreements with competitors to allocate products, territories or markets, or to limit the production or sale of products or product lines;

•	Attempts by customers or suppliers or potential customers or suppliers to preclude the Company from doing business with, or contracting with, another customer or supplier.

If any person tries to discuss with you subjects that you think may be anticompetitive, you should immediately stop the conversation and report the matter to the Legal Department.

7. Anti-Money Laundering

The Company is committed to conducting business only with reputable customers and third parties engaged in legitimate business activities with funds derived from legitimate sources. The Company has obligations under a variety of anti-money laundering laws in many countries, including, in the United States, the United States Bank Secrecy Act and the USA Patriot Act. The Company takes seriously its obligations to join with governments, international organizations and other members of the financial services industry to help close off the channels of money laundering. To that end, the Company has implemented an anti-money laundering policy with the aim of reasonably preventing the use of Visa systems, products and services for money laundering or terrorist financing activities.

Money laundering is knowingly engaging in a financial transaction with the proceeds of criminal activity in order to “clean” the money and make it appear as if it came from a legitimate source. Terrorist financing is knowingly providing material support, such as monetary instruments, financial securities or financial services, to individuals associated with a designated terrorist organization, regardless of the legitimacy of the funds.

Money laundering and terrorist financing have global consequences that cannot be effectively countered without the cooperation of governments, international organizations, law enforcement agencies and financial institutions like the Company. Money laundering is a serious issue for the entire financial system, and the Company is required to conduct due diligence on customers for money laundering or terrorist risks in order to allow them to continue participating in the Company’s system.

8. Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any form of discrimination or harassment in the work place on the basis of race, color, creed, national origin, age, sex, sexual orientation or disability, among other things. Anyone at the Company who discriminates against or harasses another employee is subject to strict discipline, including termination of employment in appropriate cases. Employees should immediately report any improper discrimination or harassment to the appropriate manager. All complaints will be investigated promptly. Any employee who reports incidents of discrimination or harassment will not be subject to retaliation.

9. Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

10. Record-Keeping

The Company requires honest and accurate recording and reporting of information, hours worked and expenses in order to make responsible business decisions.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your manager or your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, must conform to applicable legal requirements, and must be accurately maintained in accordance with the Company’s system of internal controls.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company’s Legal Department regarding special record retention requirements.

11. Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers in accordance with laws, regulations, contracts and applicable policies of the Company. You should always consult with the legal department before disclosing any such information, even if you believe disclosure might be authorized. Confidential information includes all non-public information, including personal account information of cardholders, that might be of use to competitors, or harmful to the Company, if disclosed. It also includes information that suppliers, clients and other third parties have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

12. Protection and Proper Use of Company Assets

All employees have an obligation to safeguard the Company’s assets, protect them from loss, and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Company’s Compliance Officer. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property as well as business, marketing and service plans, novel ideas, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. All employees should do their best to make sure that Company property under their control is properly used and protected by adequate controls and safeguards.

13. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act and foreign laws that may apply to the Company prohibit giving or offering anything of value, directly or indirectly, to foreign government officials (a broad term that includes employees at all levels of government, as well as employees of state-owned or state-controlled commercial enterprises and foreign political candidates) in order to obtain or retain business or any improper advantage. It is strictly prohibited to make illegal payments or offers to government officials of any country, or to make payments to third parties where there is a likelihood that the third party will use any of the funds to make a prohibited payment to such an official. In the rare circumstances where it is lawful and appropriate to make a nominal “facilitating” payment to a foreign government official to perform a non-discretionary function that is part of his or her assigned duties, the regional Controller and Global Compliance Officer must approve the payment in advance.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Legal Department can provide guidance to you in this area.

14. Political Involvement and Contributions

The Company respects your right to be involved in, and to participate in, the political process as you see fit. However, you must do so on your own time, using your own resources.

15. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code must be brought before the Business Conduct Committee. Waivers for executive officers or directors may be made only by the Board of Directors or an authorized committee of the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

16. Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to any of their managers, senior managers, Human Resources representatives or other appropriate personnel, the Company’s Legal Department, the Compliance Officer, or contact the whistleblower line, about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any employee who reports in good faith incidents of misconduct by others will not be subject to retaliation. Employees are expected to cooperate in internal investigations of misconduct.

17. Complying with the Code

We must all work to ensure compliance with this Code and prompt and consistent action against any violations. However, in some situations it is difficult to know the right thing to do. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Always ask first, act later. If you are unsure about what to do in any situation, seek guidance before you act.

•	Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.

•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•

Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

•

Seek help from individuals other than your manager. In situations where it may not be appropriate to discuss an issue with your manager, or where you do not feel comfortable approaching your manager with your question, discuss it with the Company’s Human Resources representatives, Legal Department or Compliance Officer.

•

You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Remember —Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

Code of Ethics for Senior Financial Officers

The CEO and all senior financial officers (including the CFO, the principal accounting officer, controller, and any persons performing similar functions) of Visa Inc. or its subsidiaries (collectively, the “Company”) are bound by the provisions of the Company’s Code of Business Conduct and Ethics and are also subject to the following additional specific policies:

1.	The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the United States Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Board of Directors in fulfilling its responsibilities.

2.	The CEO and each senior financial officer shall promptly bring to the attention of the Audit and Risk Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee or the Board of Directors, as applicable, any information he or she may have concerning violations of the Company’s Code of Business Conduct and Ethics and of these additional policies by any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional policies.

5.	The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and/or, as appropriate, to the Audit and Risk Committee or the Board of Directors, as applicable, any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest between personal and professional relationships.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional policies by the CEO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional policies, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.